Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Such Subsidiary Does Business
Frontier Fund Trading Company I LLC	Delaware	Same

Frontier Fund Trading Company II LLC	Delaware	Same

Frontier Fund Trading Company III LLC	Delaware	Same

Frontier Fund Trading Company V LLC	Delaware	Same

Frontier Fund Trading Company VI LLC	Delaware	Same

Frontier Fund Trading Company VII, LLC	Delaware	Same

Frontier Fund Trading Company VIII, LLC	Delaware	Same

Frontier Fund Trading Company IX, LLC	Delaware	Same

Frontier Fund Trading Company X, LLC	Delaware	Same

Frontier Fund Trading Company XI, LLC	Delaware	Same

Frontier Fund Trading Company XII, LLC	Delaware	Same

Frontier Fund Trading Company XIV, LLC	Delaware	Same

Frontier Fund Trading Company XV, LLC	Delaware	Same

Frontier Fund Trading Company XVII, LLC	Delaware	Same

Frontier Fund Trading Company XVIII, LLC	Delaware	Same

Frontier Fund Trading Company XXI, LLC	Delaware	Same

Frontier Fund Trading Company XXIII, LLC	Delaware	Same